Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

We hereby consent to (i) the inclusion in this Form 8-K of Gulfport Energy Corporation (“Form 8-K”), of our reports dated February 3, 2016, March 10, 2015 and February 3, 2014, on oil and gas reserves of Vitruvian Exploration II, LLC, an affiliate of Vitruvian II Woodford, LLC, as of December 31, 2015, 2014 and 2013, respectively, (ii) the inclusion of our letter dated November 11, 2016 auditing the proved reserves and future revenue estimates prepared by Vitruvian II Woodford, LLC as of September 30, 2016 and to (iii) all references to our firm in the Form 8-K and to the incorporation by reference of said reports and the audit letter in the Registration Statements of Gulfport Energy Corporation on Forms S-8 (File No. 333-206564, effective August 25, 2015; File No. 333-135728, effective July 12, 2006; File No. 333-129178, effective October 21, 2005; and File No. 333-55738, effective February 16, 2001) and on Form S-3 (File No. 333-215078, automatically effective December 14, 2016). We also consent to the references to our firm contained in the Registration Statements, including under the caption “Experts.”

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

December 14, 2016